Exhibit 99.1

MONOLITHIC POWER SYSTEMS TO RESTATE PREVIOUSLY REPORTED FINANCIAL

RESULTS TO REFLECT INCREASES IN NET INCOME DUE TO REDUCTIONS IN TAX AND

STOCK COMPENSATION EXPENSES

Monolithic Power Systems Inc. (NASDAQ: MPWRE), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, announced today that it will restate its previously reported financial statements for fiscal year 2004 and the first and second quarters of fiscal 2005 to reflect reductions in tax and stock compensation expenses and resulting increases in net income or decreases in net losses for each of these periods. In addition, the Company will revise its previously reported financial results for the third quarter of fiscal 2005 to reflect these changes, as well as a reduction to the $12 million provision for litigation recorded in the second quarter of fiscal 2005 associated with its litigation with O2 Micro International, Ltd. As previously announced, the Company delayed the filing of its Form 10-Q for the third quarter of fiscal 2005 in order to determine the appropriate accounting and related tax effects from the reduced award of $2.7 million plus costs. In connection with that analysis and the review of third quarter financial results, the Company discovered several errors that will result in changes to the Company’s previously reported financial results.

The Company’s work with respect to the restatements is ongoing; however, the Company’s preliminary estimates, which are subject to change, of the approximate impact of these errors on the Company’s financial results for fiscal 2004 and the first three quarters of 2005 are as follows:

•	For the fourth quarter of 2004, operating expenses are expected to decrease in the range of $65,000 to $75,000 due to correction of errors in the calculation of stock compensation expense, and the provision for taxes is expected to decrease in the range of $400,000 to $425,000. These changes are expected to result in an increase in net income attributable to common stockholders from the previously reported $140,000, or $0.01 per share, to a range of $605,000 to $640,000, or approximately $0.03 to $0.04 per share. The restated fiscal 2004 results will reflect these changes.

•	For the first quarter of 2005, operating expenses are expected to decrease in the range of $65,000 to $75,000 due to correction of errors in the calculation of stock compensation expense, and the provision for taxes is expected to decrease in the range of $150,000 to $165,000. These changes are expected to result in a decrease in net loss attributable to common stockholders from the previously reported ($1,422,000), or ($0.05) per share, to a range of ($1,180,000) to ($1,250,000), or ($0.04) to ($0.05) per share.

•	For the second quarter of 2005, operating expenses are expected to decrease in the range of $305,000 to $335,000 due to correction of errors in the calculation of stock compensation expense, and the provision for taxes is expected to decrease in the range of $80,000 to $90,000. These changes are expected to result in a decrease in net loss attributable to common stockholders from the previously reported ($6,713,000), or ($0.24) per share, to a range of ($6,300,000) to ($6,600,000), or ($0.22) to ($0.23) per share.

•	For the third quarter of 2005, operating expenses are expected to decrease in the range of $8,800,000 due to the reduction in the provision for litigation, and in the range of $90,000 to $100,000 due to correction of errors in calculations of stock compensation expense. The tax provision for the third quarter will be determined after all prior period adjustments are made.

The errors giving rise to the restatements are as follows:

•	The deferred income tax asset reflected on the Company’s balance sheet for fiscal 2004 was understated due to an incorrect classification of non-statutory stock options as incentive stock options. As a result, the Company did not recognize the available tax benefit associated with the potential future exercise of these non-statutory stock options. By correcting this error, the Company’s restated results for fiscal 2004 and the first and second quarters of fiscal 2005 will reflect an increased deferred income tax asset and reduced corresponding tax expense.

•	The error in the calculation of stock-based compensation expense resulted from incorrect calculations related to option cancellations associated with employee terminations. When an employee terminates, the unvested portion of their option is canceled and stock compensation expense is reduced by an amount relative to that grant. While these amounts were correctly calculated at the detail level, they were not correctly captured in the summary and therefore, the Company overstated its stock compensation expense. By correcting these errors, the Company’s restated results for fiscal 2004 and for the first and second quarters of fiscal 2005 will reflect decreased stock compensation expenses.

The Company’s review of these errors indicates that they did not involve any misconduct.

The Company has asked NASDAQ for an extension of the filing deadline for the third quarter fiscal 2005 Form 10-Q, and the Company expects to file a restated Form 10-K for fiscal year 2004 and an amended Form 10-Q for each of the first and second quarters of fiscal 2005 in late February or early March. The Company also expects to file a Form 10-Q for the third quarter of 2005 at the same time. Upon the filing of such periodic reports, the Company expects to be in compliance with the listing requirements of the Nasdaq National Market and to have the “E” removed from its stock ticker symbol.

The Company plans to conduct a management teleconference to discuss these matters at 8 am ET/5 PT on Monday, January 9, 2006. Dial-in number: 719-457-2625, code number 4775597. The call will be webcast live and archived for all investors for one year on the MPS website at http://www.monolithicpower.com/cmp_02_inv_rel.htm. This press release and any other information related to the call will also be posted on the website at that location. In addition, a phone replay of the call will be available for seven days at 719-457-0820, code number 4775597.

SAFE HARBOR

This press release contains forward looking statements, as defined under Federal Securities Laws. These forward-looking statements include statements regarding the nature, scope and impact of the Company’s restatement of its financial statements, estimates of changes in its tax and stock compensation expenses and resulting changes in net income or net losses for fiscal year 2004 and the first three quarters of 2005, other expected revisions to the Company’s operating expenses for the third quarter of 2005, the expected timing for filing of the restated Form 10-K for fiscal year 2004, restated Form 10-Qs for the first and second quarter of 2005 and the Form 10-Q for the third quarter of 2005, and expected future compliance with NASDAQ listing requirements. These statements are predictions and involve risks and uncertainties; actual results may differ significantly. These risks include, but are not limited to, additional information or actions resulting from the continued review by the Company’s Audit Committee and its outside counsel and accounting advisors, as well as the Company’s independent registered public accounting firm’s review of the restated quarterly financial statements and audit of the restated annual financial statements. Related and other risks are set forth in more detail in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005. The Company expressly assumes no obligation to update any such forward-looking statements.